EXHIBIT 99.1

Press Release Dated November 3, 2016

Geron Corporation Reports Third Quarter 2016 Financial Results and Recent Events

Conference Call Scheduled for 4:30 p.m. EDT Today, November 3

MENLO PARK, Calif., November 3, 2016 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and nine months ended September 30, 2016 and recent events.

For the third quarter of 2016, the company reported a net loss of $3.6 million, or $(0.02) per share, compared to net income for the third quarter of 2015 of $27.2 million, or $0.17 per share. Net loss for the first nine months of 2016 was $21.1 million, or $(0.13) per share, compared to net income for the first nine months of 2015 of $8.5 million, or $0.05 per share. The company ended the third quarter of 2016 with $129.8 million in cash and investments and has not incurred any impairment charges on its marketable securities portfolio.

Revenues for the three and nine months ended September 30, 2016 were $5.1 million and $6.1 million, respectively, compared to $35.4 million and $36.2 million for the comparable 2015 periods. Revenues for the three and nine month periods ending September 30, 2016 included license fee revenue of $5.0 million in connection with an upfront payment due under a license agreement signed in September 2016 with Janssen Pharmaceuticals, Inc. for certain rights to specialized oligonucleotide backbone chemistry and novel amidates. Revenues for the three and nine month periods ending September 30, 2015 included the full recognition of the $35.0 million upfront payment from Janssen Biotech, Inc. (Janssen) as collaboration revenue upon the company’s transfer of the imetelstat license rights and completion of technology transfer-related activities outlined under the imetelstat collaboration agreement with Janssen. The upfront cash payment was received in December 2014 and recorded as deferred revenue at that time.

Total operating expenses for the three and nine months ended September 30, 2016 were $9.0 million and $27.9 million, respectively, compared to $8.3 million and $28.1 million for the comparable 2015 periods. Research and development expenses for the three and nine months ended September 30, 2016 were $4.3 million and $13.9 million, respectively, compared to $4.1 million and $13.8 million for the comparable 2015 periods. General and administrative expenses for the three and nine months ended September 30, 2016 were $4.7 million and $14.0 million, respectively, compared to $4.3 million and $12.9 million for the comparable 2015 periods. Year-to-date operating expenses for 2015 also included restructuring charges of $1.3 million in connection with the company’s organizational resizing announced in March 2015.

The increase in research and development expenses for the three and nine month periods ending September 30, 2016, compared to the same periods in 2015, primarily reflected the net result of higher costs for the company’s proportionate share of clinical development expenses under the imetelstat collaboration with Janssen, partially offset by reduced personnel-related costs resulting from the March 2015 organizational resizing and lower costs for the manufacturing of imetelstat drug product. The company expects research and development expenses to be higher in 2016 compared to 2015 as the clinical development of imetelstat continues in collaboration with Janssen. The increase in general and administrative expenses for the three and nine month periods ending September 30, 2016, compared to the same periods in 2015, primarily reflected higher non-cash stock-based compensation expense and an increased allocation of facilities and other overhead costs to general and administrative activities.

Interest and other income for the three and nine months ended September 30, 2016 was $322,000 and $871,000, respectively, compared to $187,000 and $481,000 for the comparable 2015 periods. The increase in interest and other income for the three and nine month periods ending September 30, 2016, compared to the same periods in 2015, primarily reflected higher yields on the company’s marketable securities portfolio.

Recent Company Events

●	In the third quarter of 2016, Janssen conducted planned internal reviews of initial data from IMbarkTM and IMergeTM, the ongoing clinical trials of imetelstat.

○

IMbarkTM was designed to evaluate two dose levels of imetelstat (either 4.7 mg/kg or 9.4 mg/kg administered every three weeks) in approximately 200 patients (approximately 100 patients per dosing arm) with Intermediate-2 or High risk myelofibrosis (MF) who have relapsed after or are refractory to prior treatment with a JAK inhibitor. The co-primary efficacy endpoints for the trial are spleen response rate and symptom response rate at 24 weeks.

Janssen’s review included data from 20 patients from each dosing arm who had been followed on the trial for at least 12 weeks. In this review, no new safety signals were identified and the safety profile was consistent with previous imetelstat clinical trials in hematologic myeloid malignancies. Activity in the 4.7 mg/kg dosing arm did not warrant further investigation of that dose, and this arm has been closed to new patient enrollment. In the 9.4 mg/kg dosing arm, even though at the week 12 data assessment an insufficient number of patients met the protocol defined interim criteria, this arm warranted further investigation because encouraging trends in the efficacy data were observed. New enrollment in the 9.4 mg/kg arm has been suspended while the trial continues in order to obtain additional and more mature data that includes a longer follow-up of these patients at 24 weeks.

Enrolled patients in both arms are permitted to continue to receive imetelstat. Janssen has submitted a protocol amendment to health authorities that includes allowing eligible patients in the 4.7 mg/kg dosing arm to increase their dose to 9.4 mg/kg per investigator discretion.

○

IMergeTM is a two-part clinical study in patients with Low or Intermediate-1 risk myelodysplastic syndromes (MDS). Part 1 is a Phase 2, open-label, single-arm design in approximately 30 patients, which has been fully enrolled, and Part 2 is a Phase 3, randomized, double-blind, placebo-controlled design in approximately 170 patients. Janssen’s review of data in a subset of patients in Part 1 indicated that emerging safety and efficacy in IMergeTM is consistent with data reported from the pilot study conducted at Mayo Clinic in MDS patients. The primary efficacy endpoint for the trial is 8-week transfusion independence. IMergeTM continues unmodified at this time.

●	Second internal data reviews of additional and more mature data from both trials are planned by the end of the second quarter of 2017.

●

Three abstracts describing non-clinical data on imetelstat were accepted for presentation at the 58th American Society of Hematology (ASH) Annual Meeting and Exposition to be held in San Diego, California from December 3-6, 2016. The abstracts were published on November 3, 2016 on the ASH website at www.hematology.org.

Conference Call

At 4:30 p.m. EDT on November 3, 2016, Geron’s management will host a conference call to discuss the company’s third quarter and year-to-date results as well as recent company events.

Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 6488635. A live audio-only webcast is also available at http://edge.media-server.com/m/p/ci36i65z. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through December 3, 2016.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) continued conduct by Janssen of IMbarkTM or IMergeTM; (ii) Janssen obtaining additional or more mature data from IMbarkTM or IMergeTM; (iii) that Janssen will conduct any additional or further data reviews in IMbarkTM or IMergeTM, and the timing of such data reviews; (iv) potential outcomes of any data reviews conducted by Janssen; (v) the safety and efficacy of imetelstat; (vi) submission of a protocol amendment to health authorities; (vii) financial projections and expectations; and (viii) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether imetelstat will succeed in IMbarkTM and IMergeTM by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (ii) whether health authorities permit IMbarkTM or IMergeTM to continue to proceed under the existing protocols, the referenced protocol amendment or any other amendments thereto; (iii) Janssen’s ability to collect additional and more mature data from current clinical trials of imetelstat; (iv) whether Janssen continues to conduct IMergeTM or IMbarkTM; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit/risk profile of imetelstat to become unacceptable; (vii) the fact that Geron may not receive any milestone, royalty or other payments from Janssen because Janssen may terminate the collaboration agreement for any reason; (viii) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; and (ix) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forwardlooking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues:
Collaboration revenue	$—	$35,000	$—	$35,000
License fees and royalties	5,108	363	6,068	1,151
Total revenues	5,108	35,363	6,068	36,151

Operating expenses:
Research and development	4,319	4,050	13,927	13,849
Restructuring charges	—	(41)	—	1,306
General and administrative	4,666	4,334	14,006	12,911
Total operating expenses	8,985	8,343	27,933	28,066
(Loss) income from operations	(3,877)	27,020	(21,865)	8,085

Unrealized gain on derivatives	—	—	—	16
Interest and other income	322	187	871	481
Interest and other expense	(21)	(22)	(61)	(68)
Net (loss) income	$(3,576)	$27,185	$(21,055)	$8,514

Net (loss) income per share:
Basic	$(0.02)	$0.17	$(0.13)	$0.05

Diluted	$(0.02)	$0.17	$(0.13)	$0.05

Shares used in computing net (loss) income per share:
Basic	159,140,254	158,151,747	159,011,741	157,922,075
Diluted	159,140,254	162,669,681	159,011,741	162,448,893

CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2016	2015
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$6,151	$21,515
Current marketable securities	102,655	92,524
Other current assets	6,250	1,853
Total current assets	115,056	115,892

Noncurrent marketable securities	21,005	32,661
Property and equipment, net	170	207
	$136,231	$148,760

Current liabilities	$7,319	$6,634
Stockholders’ equity	128,912	142,126
	$136,231	$148,760

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2015.

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